Operator

Good afternoon and welcome to today's fiscal third quarter 2010 earnings conference call for ePlus. Today's conference is being recorded. And now for opening remarks and introductions, I would like to turn today's conference over to Mr. Kley Parkhurst, Senior Vice President with ePlus.  Please go ahead, sir.

Kley Parkhurst

Thank you for joining us today.   Joining me today are Phil Norton, Chairman, President and CEO of ePlus and Elaine Marion, our Chief Financial Officer.

I want to take a moment to remind you that the statements we make this afternoon that are not historical facts may be deemed to be forward-looking statements and are based on management's current plans, estimates and projections. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including without limitation possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown in the U.S. economy such as our current and potential customers’ delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges and restrictions on our access to capital necessary to fund our operations, the demand for and acceptance of our products and services, the possibility of defects in our products or catalog content data, our ability to protect our intellectual property, our ability to reserve adequately for credit losses and other risks and uncertainties detailed in the earnings release we issued last week and our periodic filings with the Securities and Exchange Commission.

The Company undertakes no responsibility to update any of these forward-looking statements in light of new information or future events.

With that, I will turn the call over to Phil Norton.  Phil?

Phil Norton

Thank you, Kley.  Good morning, everyone and thank you for joining us.

With me on the call is Elaine Marion, our Chief Financial Officer.

We appreciate your perseverance and recognize that with the bad weather we’ve been experiencing here in the Washington D.C. metro area, it has taken us more time to conduct this call than we had anticipated when we issued the earnings release and Form 10-Q last week.

After my prepared remarks, I will turn the call over to Elaine to discuss this quarter’s detailed financial results, and then we will open the call to questions.

I am pleased to report that our fiscal third quarter results marked the 3rd consecutive quarter of sequential revenue improvement.  The environment has continued to improve as our customers’ IT spending has trended up.  While not consistent among all of our industry segments, in general, our customers reengaged in previously deferred IT projects and opened their budgets.  On a sequential basis, for the quarter ended December 31, 2009, our fiscal year 2010 third quarter, sales of product and services increased 3.8% to $163.2 million as compared to $157.3 million in the fiscal second quarter of 2010.

As a result of this uptick in demand, we, and many of our peers, experienced shipping delays for high-demand products from some manufacturers during the quarter.  By the end of the quarter, our backlog, or what we call open orders, was nearly $46 million, which is about $20 million higher than usual.  To be clear, these open orders represent purchase orders from our customers for which we’ve ordered the equipment, however the product is on back order from the manufacturer which delays our recognition of revenue.

In addition to the backlog, our deferred revenue increased $10 million compared to December 2008.  This deferred revenue is for projects that bundle services and hardware which we do not recognize revenue until the services are completed or the hardware delivered.  The size of our deferred revenue is related to the timing of completing the service projects and hardware deliveries during a quarter.  If these product constraints had been relieved by quarter end, we believe our sales of products and services would have been higher for the quarter.

We have continued to focus on reducing costs and improving operating efficiencies.  Salaries and benefits decreased $700 thousand or 3.8%, to $18.8 million, due to a gradual reduction in headcount over the past year and reduced commission expenses.  General and administrative expenses decreased $500 thousand or 11.8%, to $3.8 million, due to the Company’s focused efforts to reduce or eliminate discretionary spending and improve productivity.

With improved revenue and reduced operating expenses, net earnings increased over 18% to $2.3 million this quarter, compared to $2.0 million in the same quarter last year.  Earnings per share increased 12.5% to 27 cents per diluted share, compared to 24 cents per diluted share in the third quarter of fiscal year 2009.  On a non-GAAP basis, excluding a goodwill impairment charge of $4.0 million, non-GAAP net earnings totaled $4.6 million, or 54 cents per diluted share.

ePlus has continued to be profitable through the economic downturn, without widespread layoffs, as we have continued to focus on delivering the advanced technology solutions our customers demand.  As a result, we are well positioned to capture spend from our current customers as they open their budgets, and to grow organically from new customer acquisition.

Our balance sheet remains strong, as we continue to focus on maintaining liquidity and minimizing leverage.  In the December quarter, we spent $2.3 million to repurchase over 145,000 shares of common stock at an average cost of $16.00 per share.  We ended the quarter with a cash balance totaling more than $82 million.

I’d like to mention a few highlights that occurred during the quarter.  We announced several new awards and certifications this quarter, including the Master Managed Services Certification from Cisco that recognizes our ability to provide high-quality managed services throughout the entire product lifecycle.  We also achieved the HP PartnerONE Virtualization Elite status by meeting specified competency and sales criteria in virtualization and BladeSystem solutions.  We are continuing to invest in advanced technologies to deliver the customized IT solutions that our customers demand.

Before turning the call over to Elaine, I’d like to review a few strategic and operational initiatives.

First, we are prudently using our cash to invest in new leases which will reduce the need for non-recourse debt, and will reduce interest expenses in the future.  This will likely increase our risk related to the underlying receivables, however, we remain focused on maintaining credit quality within our customer base.

Second, we are focusing on strategic sourcing and optimizing purchasing, which includes taking early payment discounts, aggregating purchasing, and deriving as much value as possible in the supply chain.

Third, we are finding new opportunities to hire sales professionals, and we are aggressively recruiting top performers in new and existing markets.

In summary, we believe ePlus is well positioned with a solid balance sheet and the right business mix to execute on future opportunities.

Elaine will now present more detailed financial and segment information.

Elaine?

Elaine Marion

Thanks, Phil.

As Phil noted, this was another good quarter for ePlus.  Sequentially, total revenue increased 3.5% to $178.7 million as a result of continued strength in our technology sales business unit and a strong quarterly performance in our financing business unit.  We provided a non-GAAP reconciliation in our earnings release to show our proforma quarterly and year-to-date net earnings and earnings per share without the effects of goodwill impairment charges.  Adjusting for goodwill, our non-GAAP proforma net earnings this quarter was $4.6 million which was essentially unchanged from last year, and diluted earnings per share of 54 cents this quarter, which was down 1 cent from 55 cents in the comparable non-GAAP measures in the third quarter last year.

The goodwill impairment charge recognized in the quarter was for the leasing reporting unit, and represented 100% of the goodwill in that unit.  Our annual goodwill impairment test is conducted in the third quarter, and complete information on the methodology and conclusions are contained in our 10-Q.  In summary, we projected that economic factors, in conjunction with a reduction in the size of our leased assets, would result in a temporary decline in future revenue of our leasing reporting unit.  The impairment test produced fair value estimates which were below the carrying value of the reporting unit. We will finalize step 2 of our impairment test in our 4th quarter, however, we estimate that total amount of goodwill related to the leasing reporting unit will be impaired.

Regardless of this goodwill impairment, the financing business segment produced good financial results this quarter and is an integral part of the value proposition we offer to customers.  Total revenues in the financing business segment this quarter were $13.5 million, an increase of 34% sequentially.  For the nine month period ended December 31, 2009, financing segment revenues decreased 18% to $33.8 million.

In the prior year, we recorded a $4.6 million goodwill impairment charge relating to our software procurement reporting unit.  Goodwill impairment charges have no effect on cash or the operations of the company.

Sales of product and services totaled $163.2 million, a decrease of $8.4 million or 4.9%, compared to $171.6 million in the fiscal third quarter of 2009.  On a sequential basis, sales of product and services increased by $5.9 million or 3.8%, compared to $157.3 million in the fiscal second quarter of 2010.  This quarter, our mix of product and services with Cisco, Hewlett-Packard and Sun Microsystems' products represented approximately 35%, 19% and 9%, respectively, of total product and services revenues.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, increased $500 thousand or 1.9%, to $25.9 million, compared to $25.5 million in the third quarter of fiscal year 2009.  The increase was primarily due to higher legal fees related to litigation in which the Company alleges defendants infringed on certain of its patents, which more than offset other expense reductions.  These types of cases are complex in nature, and are likely to have significant expenses associated with them in future periods.  Salaries and benefits decreased $700 thousand or 3.8%, to $18.8 million, due to a gradual reduction in headcount over the past year from 672 to 653 employees, and reduced commission expenses.  General and administrative expenses decreased $500 thousand or 11.8%, to $3.8 million, due to the Company’s focused efforts to reduce or eliminate discretionary spending and improve productivity.

Interest and financing costs totaled $900 thousand, a decrease of $500 thousand or 33.9%, compared to $1.4 million in the fiscal third quarter of 2009.  Non-recourse notes payable decreased $26.5 million or 31.2%, to $58.5 million at December 31, 2009, as compared to March 31, 2009.  As of December 31, 2009, shareholders’ equity totaled $184.5 million.

We continue to maintain good balance sheet liquidity, with cash and cash equivalents of $82.1 million at December 31, 2009.  As our revenue has increased sequentially over the past three quarters, some cash has been converted to other assets, such as receivables and inventories.  During the quarter, we spent $2.3 million to repurchase over 145,000 shares of common stock at an average cost of $16.00.  We announced earlier today that the board of directors has amended the current plan to allow up to 500,000 shares to be repurchased commencing on February 15, 2010 through September 15, 2010.

Looking ahead to calendar year 2010, we remain cautiously optimistic.  In our opinion, the economic recovery is in its earliest stages and we have yet to see demonstrated continuous improvement in the financial condition of many companies.  We remain committed to maintaining stringent credit criteria, retaining a liquid and unleveraged balance sheet, and investing in opportunities for growth.

That completes our prepared remarks.  Operator, please open this call to questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] And our first question comes from Patrick Retzer from Retzer Capital Management.

<Q – Patrick Retzer>: Hi, guys.  Congratulations on another nice quarter.

<A>: Thank you, Pat.

<Q – Patrick Retzer>: Thanks for talking about the increased backlog and the deferred revenue; that gives some nice color into the current quarter.  I see you upped the stock buy-back, so you’re continuing to buy stock back at less than three-quarters of book value; that’s wonderful.  Could you talk a little bit about decreasing the non-recourse borrowings in favor of using your own cash to fund some of the leases.  Can you talk about how that will contribute to earnings going forward?  What type of interest you were paying on the non-recourse debt versus what you’ll be saving going forward, et cetera?

<A>: Pat, I think in general it’s pretty hard to describe that because it’s an average over different credit, but if you look at the cash on the balance sheet we are very conservative and the amount of money that we earn is commensurate with that position of being conservative.  So that does contribute significantly to the earnings. If we go and we maintain the debt portion of our leases or some of our leases that are good credit, then we will be able to increase our earnings in the future and that is going to be a significant change I can give you a range.

<Q – Patrick Retzer>: That would be great.

<A>: Maybe 400 basis points high to 600 basis points depending on the credit.

<Q – Patrick Retzer>: Okay.

<A>: And we’re presently earning that.

<Q – Patrick Retzer>: Right. That’s useful. Thanks.

Operator:  our next question comes from the light of John Lewis with Osmium Partners.

<Q – John Lewis>: Good morning, guys. How are you doing?

<A>: Fine, John. At least you don’t have snow in San Francisco.

<Q – John Lewis>: I guess first off you guys obviously announced a new buyback today. Was there any particular reason for the announcement? Were you close to completing your previous authorization?

<A>: The reason for it was that we have our fourth quarter coming up and in order for us to make sure we don’t run out of the allotted amount between now and potentially August, before we announce the first quarter of next year, we thought it would be prudent to do that now.

<Q – John Lewis>: Got it. I mean it looks like quarter over quarter you grew your tangible book from 19.30 to basically 20.25. It looks like if you could just continue to repurchase shares at a fairly – what we think is a very attractive price.  I guess you guys, obviously, do too.  It seems like you could continue to grow your tangible book at a pretty decent clip. I guess with that said, it seems like first and foremost, the most important thing is just the business results, and you guys have continued to do a great job executing.  But I guess one of the frustrating parts of the ePlus story is just the valuation is just dramatically less than your peer group. I think so I guess with that said I know you guys have been attempting to close fairly dramatic valuation gap.  What else are you doing, Phil, to help make that happen?

<A – Phillip Norton>: Well, one is try to earn more money. In the end that really will solve all of that. Second, is that we have been reaching out to investors and going on road shows. Third, we are actively working hard at getting coverage. I think that’s the biggest element, that we have to overcome, is getting the story and getting coverage from analysts. And I think once we do that, then we will get a higher profile and we hope that would cause some movement in the stock.

<Q – John Lewis>: I was at the ICR conference and I met with I guess it was Mark and Kley. That was very helpful, but I think it’s really important that you, as a CEO, you’ll get out and meet with investors as much as possible on the company marketing way because I think that’s what investors are really looking to meet the CEO as well. So that would be great and I appreciate the call.

<A – Phillip Norton>: I have been, John.  It seems like every time you and I try to get together, something comes up and couldn’t make it. And we are continuing to do that. It was a good opportunity for investors also to be able to see other parts of the management which we think are significant contributors now and will be in the future because it’s important for them to know what the management team looks like and going forward.

<Q>: Great, I appreciated and thanks for your time.

Operator:  [Operator Instructions] In our next question comes from Jayson Noland from Robert W. Baird.

<Q – Jayson Noland>: Thanks for bringing me on. Good afternoon. It’s still early and just question about your pipeline of business I guess. How does that look today versus last year? You’d said you’re cautiously optimistic right now?

<A>: If you look at last year: January, February and March, we were looking at death in the face everyday. This year the economy is improving and we believe IT budgets, as we stated, are opening up. We have a bigger backlog than we’ve had in years. We’ve had several events in which we had significantly more attendees from our present customers and new customers. We’ve had great sequential growth in the last three quarters. And I think our position to improve the business with the people that we have, and the partners that we’re working with.

<Q – Jayson Noland>: Are there specific areas of technology where you’re seeing strength in storage versus computer versus other areas?

<A>: One of our main strengths is Cisco and their product line, Unified Communications. We have a very strong relationship with HP also and all of their product line: service storage, printing, PCs, so that it’s pretty much across the map. We have other very strong vendors in storage and servers and we believe that in the long run, our portfolio is pretty diversified, which enables us to capture the products that are moving the most in the industry.

<Q – Jayson Noland>: A question, a follow-up question on the product delays. Is it broad-based or specific to certain vendors or areas of technology?

<A>: I think it’s specific in the industry has a lot of more – the larger players have basically had to catch up from last year where they may have cut back their estimates on build. And once you do that, it takes a long time for that to reverse itself. The indications are that it is getting better. Whether it will all be filled in this quarter, that’s yet to be seen. But I think it will be very likely that they’ll get it done between now and the end of June.

<Q – Jayson Noland>: Last question for me if I may. We’ve seen a lot of partnerships with dedicated bundles, and I could see where it’s challenging for a reseller to know how to position, I guess. How does a large var look at some of these newly formed partnerships?

<A>: Are you referring to the Cisco partnerships for example, or what type of partnerships?

<Q>: Yes, no, that’s right. It’s the Cisco, VMWare, VMWare, Cisco, EMC, HP, Microsoft.  I just wonder if it impacts how you think about your business?

<A – Phillip Norton>: You got to really drive the business on what customers are looking for, and which one of those areas are going to be the strongest. I think we’re positioned well with all three that you’ve mentioned as well as some others. I think it’s important to note that last year we were the virtualization partner of the year. We’ve got a very well-trained engineering staff with virtualization. That puts us in a position to partner with the Cisco NetApp, EMC, programs that are out there, and the HP programs that are out also. So I think we’re in a better position than most companies (a) because of our size and (b) because we’re engineering focus on delivering solutions. And so I think the vendors look to us to provide those services and solutions and I think that bodes well for us in the future.

<Q – Jayson Noland>: I appreciate your time, Phil, thanks a lot.

<A – Phillip Norton>: Thank you.

Operator:  [Operator Instructions] Our next question comes from Brad Evans from Heartland.

<Q>: Oh, yes, good afternoon.

<A – Elaine Marion>: Good afternoon.

<Q>: I noticed that the DSOs popped up about five days sequentially. I’m assuming that just reflects the linearity of the quarter is that correct?

<A – Elaine Marion>: Yes.

<Q>: Could you just comment on this activity in January and February? Has the recovery or the pace of recovery, has it continued to accelerate?

<A – Phillip Norton >: I think it’s too hard to tell right now. I think it’s something that we see the industry basically still having growth, but I think the next two months will determine whether or not it’s going to be robust or fall back a little bit I’m not sure we can tell at this time.

<Q>: That helps. Is there any guidance you could give us for professional fees going forward in terms of management spend. We have seen a fairly substantial increase over the last three quarters. Is there any guidance you can give us there?

<A – Elaine Marion>: The type of litigation we’re involved in is very complex, and we have stated that the expenses are likely to be significant in the future. But the outcome of the cases are unknown at this point in time.

<Q>: Can you give us any guidance as to when these litigation matters will come to conclusion?

<A>: The dates of the trials as you know are kind of ever changing. Fairly impossible to predict trial date with the different types of motions that are submitted and what not.

<Q>: Okay. I guess I’ll refer to the 10-Q. And then just last thing, some of the buyback. Did the board consider a Dutch tender at all in light of just the low-volume, the low trading volume, that limits the stocks you can buy over the course of a day or a week or a month?

<A>: I don’t think that was addressed. The board decided to do 500,000 shares and that was all that was put forward. We can look at that and see what are people thinking about in the future.

<Q>: Okay, thank you.

<A>: Thanks, Brad.

Operator:  [Operator Instructions] I’m showing no questions in queue.

Kleyton L. Parkhurst, Senior Vice President, Assistant Secretary and Treasurer

Okay. We’d like to thank everyone very much and we will be here for follow-up questions if you’d like to contact us directly. Thank you.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may all disconnect. Everyone have a great day.